EXHIBIT 99.1

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES
PRO FORMA FINANCIAL INFORMATION
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004
AND YEAR ENDED DECEMBER 31, 2003

     The following unaudited pro forma financial information has been prepared to illustrate the pro forma effects of the sale of the Company’s foreign lending operations to Rutland Partners LLP on September 8, 2004 for $112,870,000, including two separate subordinated notes receivable valued at $7,961,000 and the remainder in cash. The Company received net cash proceeds of $102,788,000 at closing after paying off the outstanding balance of the multi-currency line of credit and received an additional $2,120,000 in cash in October upon a final reconciliation. The pro forma statements of operations information for the three and nine months ended September 30, 2004 and for the year ended December 31, 2003 give effect to the sale of the foreign lending operations as if it had occurred at the beginning of the respective fiscal years. This pro forma information has been prepared for informational purposes only and does not purport to be indicative of what would have resulted had the sale transaction occurred on the dates indicated or what may result in the future.

     The following table summarizes the pro forma statement of operations information for the three months ended September 30, 2004 ($ in thousands, except per share data):

		Sale of
		Foreign
	As	Lending		Pro Forma
	Reported	Operations		Adjusted
Finance and service charges	$28,070	$—		$28,070
Proceeds from disposition of merchandise	53,814	—		53,814
Check cashing royalties and fees	1,929	—		1,929
Total revenue	110,536	—		110,536
Cost of revenue – disposed merchandise	33,588	—		33,588
Net revenue	76,948	—		76,948
Operating expenses	42,700	—		42,700
Administration expenses	9,617	—		9,617
Income from operations	13,283	—		13,283
Interest expense, net	1,955	(802	)(1)	1,153
Income from continuing operations	7,181	521		7,702
Income from continuing operations:
Basic	$0.25	$0.02		$0.27
Diluted	$0.24	0.02		0.26
Weighted average common shares outstanding:
Basic	28,347			28,347
Diluted	29,522			29,522

(1) Consisted of the following:
Interest income on notes received from the sale		$359
Net interest savings on U.S. line of credit		443

		802
Applicable income taxes		(281)

Net pro forma effect		$521

     The following table summarizes the pro forma statement of operations information for the nine months ended September 30, 2004 (in thousands, except per share data):

		Sale of
		Foreign
	As	Lending		Pro Forma
	Reported	Operations		Adjusted
Finance and service charges	$80,297	$—		$80,297
Proceeds from disposition of merchandise	172,557	—		172,557
Check cashing royalties and fees	7,403	—		7,403
Total revenue	328,697	—		328,697
Cost of revenue – disposed merchandise	105,755	—		105,755
Net revenue	222,942	—		222,942
Operating expenses	125,160	—		125,160
Administration expenses	30,307			30,307
Income from operations	39,720	—		39,720
Interest expense, net	6,061	(2,457	)(1)	3,604
Income from continuing operations	21,249	1,597		22,846
Income from continuing operations:
Basic	$0.75	$0.06		$0.81
Diluted	0.72	0.05		0.78
Weighted average common shares outstanding:
Basic	28,281			28,281
Diluted	29,473			29,473

(1) Consisted of the following:
Interest income on notes received from the sale		$1,058
Net interest savings on U.S. line of credit		1,399

		2,457
Applicable income taxes		(860)

Net pro forma effect		$1,597

     The following table summarizes the pro forma statement of operations information for the year ended December 31, 2003 (in thousands, except per share data):

		Sale of
		Foreign
	As	Lending		Pro Forma
	Reported	Operations(1)		Adjusted
Finance and service charges	$129,307	$(28,608)		$100,699
Proceeds from disposition of merchandise	254,604	(18,572)		236,032
Total revenue	437,677	(49,042)		388,635
Cost of revenue – disposed merchandise	160,013	(12,557)		147,456
Net revenue	277,664	(36,485)		241,179
Operating expenses	158,923	(16,107)		142,816
Administration expenses	37,545	(5,026)		32,519
Income from operations	54,299	(12,480)		41,819
Interest expense, net (2)	9,178	(4,293	)(2)	4,885
Income from continuing operations	30,036	(5,652	)(3)	24,384
Income from continuing operations:
Basic	$1.17	$(0.22)		$0.95
Diluted	1.13	(0.21)		0.91
Weighted average common shares outstanding:
Basic	25,586			25,586
Diluted	26,688			26,688

(1) To eliminate operating results of foreign lending operations.
(2) Consisted of the following:
Eliminate interest expense of foreign lending operations		$671
Interest income on notes received from the sale		1,420
Net interest savings on U.S. line of credit		2,202

		$4,293

(3) Consisted of the following:
Income from operations before interest expense		$12,480
Adjustments to interest expense calculated above		(4,293)

		8,187
Applicable income taxes		(2,535)

		$5,652

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